Exhibit 10.1
                                                     Pittway Corporation
                                                     September 30, 1999
                                                     Form 10-Q


                       AMENDED AND RESTATED
                       EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") made as of January 1, 1999, between Pittway Corporation, a Delaware corporation (the "Company"), and Leo A. Guthart ("Executive").

Executive currently serves as the chief executive officer of the Pittway Security Group (f/k/a the Ademco Security Group) of the
Company pursuant to an Employment Agreement dated as of January 1, 1996 (the "Existing Employment Agreement").

The Company and Executive desire to replace the Existing Employment Agreement (insofar as it relates to periods from and after the date hereof) with this Agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. EMPLOYMENT. The Company shall employ Executive, and Executive accepts continued employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 5 hereof (the "Employment Period").

2.   POSITION AND DUTIES.

(a) During the Employment Period, Executive shall serve as the chief executive officer of the Pittway Security Group of the Company or any successor to such Group, in each case as constituted from time to time (the "Group"), and shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to the power of the Board of Directors of the Company (the "Board") or the President of the Company to expand or limit such duties, responsibilities and authority, either generally or in specific instances. Executive shall have the title Chairman and Chief Executive Officer of the Group, subject to the power of the Board or the President of the Company to change such title from time to time. During the Employment Period, Executive shall also serve as a director of the Company for so long as the Board nominates him to that position and he is elected to it, as a Vice-Chairman of the Company for so long as the Board elects or appoints him to that position and as a director of any affiliate of the Company (or other entity in which the Company has an investment) designated by the Board for so long as the Board causes him to be elected to such position.

(b)   Executive shall report to the President of the Company.


(c) During the Employment Period, Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods, reasonable periods of illness or other incapacity, and, provided such activities do not exceed those in which Executive has engaged in the past, participation in charitable and civic endeavors and management of Executive's personal investments and business interests) to the business and affairs of the Group and the business and affairs of any other group of the Company, any division of the Company, or any subsidiary or affiliate of the Company (or any group or division thereof), engaged in the security, alarm or monitoring products business or any other business the same as or similar to or related to that then engaged in by the Group. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

(d) Executive shall perform his duties and responsibilities principally in the New York metropolitan area, and shall not be required to travel outside that area any more extensively than he has done in the past in the ordinary course of the business of the Group.

3.   SALARY AND BENEFITS.

(a) The Company agrees to pay Executive a salary during the Employment Period, in monthly installments.

(b)   Executive's initial salary shall be $550,000 per annum.

(c) Executive's salary may be increased by the Board from time to time.

(d) The Board may, in its sole discretion, award a bonus to Executive for any calendar year during the Employment Period.

(e) The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

(f) In addition to the salary and any bonus(es) payable to Executive pursuant to this paragraph, Executive shall be entitled during the Employment Period to participate, on the same basis as other executives of the Company (but subject to variations among executives resulting from differences in the levels of benefits made available to employees at particular business units under the Company's 401(k) plan or any other plan of the Company), in the Company's Standard Executive Benefits Package. The Company's "Standard Executive Benefits Package" means those benefits (including insurance, vacation, company car or car allowance and/or other benefits) for which substantially all of the executives of the Company are from time to time generally eligible, as determined from time to time by the Board.


(g)   In addition to participation in the Company's Standard
Executive Benefits Package pursuant to this paragraph, Executive shall be entitled during the Employment Period to:

     (i) additional term life insurance coverage in an amount equal to Executive's salary; but only if and so long as such additional coverage is available at standard rates from the insurer providing term life insurance coverage under the Standard Executive Benefits Package or a comparable insurer acceptable to the Company (If Executive is not participating in term life insurance coverage under the Standard Executive Benefits Package and if such additional coverage would be available at standard rates from such insurer if Executive were so participating, Executive shall instead be entitled to an amount each calendar year, payable monthly, equal to the amount the Company would have been required to pay for such additional coverage for such year.);

     (ii) supplementary long-term disability coverage in an amount which will increase maximum covered annual compensation to $330,000 and maximum monthly payments to $18,333; but only if and so long as such supplementary coverage is available at standard rates from the insurer providing long-term disability coverage under the Standard Executive Benefits Package or a comparable insurer acceptable to the Company; and

     (iii) participation in the Pittway Corporation Supplemental Executive Retirement Plan (the "SERP"), a copy of which, as currently in effect, is attached hereto as Exhibit A.

4. ADJUSTMENTS. Notwithstanding paragraphs 2 and 3 hereof, at any time during the Employment Period Executive may elect, by means of advance written notice to the Company at least ninety (90) days prior to the effective date of such election, to reduce the business time and attention he is required to devote pursuant to paragraph 2(c) hereof to the number of hours per week specified in such election (which shall not be less than eight (8) hours per week). Any such election, once made, shall be irrevocable.

In the event of any such election:

     (i) if the number of hours per week specified in such election is less than twenty (20), at the effective date of such election Executive's salary shall automatically be reduced to $350,000 per annum; and if the number of hours per week specified in such election is twenty (20) or more, at the effective date of such election Executive's salary shall automatically be reduced to an amount, between $350,000 and $550,000 per annum, to be negotiated between Executive and the President of the Company promptly following the Company's receipt of such election;

     (ii) unless Executive's actual hours of work during the calendar year in which the effective date of such election occurs or any subsequent calendar year equal or exceed 1,000, Executive shall not expect any bonus for such calendar year;

     (iii) Executive shall not thereafter participate in any benefits included in the Company's Standard Executive Benefits Package for which a minimum number of regularly scheduled hours of work or actual hours of work during a year are required unless Executive, in fact, meets such requirement;

     (iv) if, under clause (iii) above, Executive ceases to participate in term life insurance coverage, Executive shall also cease to be entitled to any additional term life insurance coverage pursuant to paragraph 3(g)(i) hereof (but not to any amount in lieu thereof to which he is otherwise entitled pursuant to such paragraph);

     (v) if, under clause (iii) above, Executive ceases to participate in long-term disability coverage, Executive shall also cease to be entitled to any supplementary long-term disability coverage pursuant to paragraph 3(g)(ii) hereof;

     (vi) if, under clause (iii) above, Executive ceases to participate in the Company's health insurance program, then for so long during the remainder of the Employment Period as the Company maintains a health insurance program the Company shall maintain for Executive (and his dependents) private health insurance providing substantially the same benefits as those provided to executives of the Company under the Company's health insurance program in effect from time to time, provided that (A) such private health insurance is available, (B) the premium for such private health insurance does not exceed 150% of the gross rate (before any cost-sharing under the terms of the program) allocated to employees of the Group under the Company's health insurance program and
     (C) Executive pays the percentage of the premium for such private health insurance equivalent to any cost-sharing requirement imposed under the terms of the Company's health insurance program;

     (vii) at the effective date of such election, the level of any continuing benefits included in the Standard Executive Benefits Package or provided for in paragraph 3(g) hereof the amount of which is based on salary or compensation shall be adjusted to reflect Executive's reduced salary; and


     (viii) if the Board so determines, Executive shall cease to serve as the chief executive officer of the Group.

Without limiting the generality of clause (iii) above, if Executive were to elect to reduce to eight hours the business time and attention he is required to devote pursuant to paragraph 2(c) hereof, under the current terms of the Company's benefits it is anticipated that Executive would not be eligible to continue to participate in any health, disability or insurance benefit or to receive any award under the Pittway Corporation 1990 Stock Awards Plan and would not be entitled to any increase in benefit under the Pittway Corporation Retirement Plan, but would be eligible to participate in the Company's 401(k) plan and the SERP and, subject to the terms of clause (vi) above, to private health insurance coverage.

5.   EMPLOYMENT PERIOD.

(a) Except as hereinafter provided, the Employment Period shall continue until, and shall end upon, September 26, 2004.

(b) Notwithstanding (a) above, the Employment Period shall end early upon the first to occur of any of the following events:

     (i)    Executive's death;

     (ii)    Executive's retirement upon or after reaching age 65
     ("Retirement");

     (iii) the Company's termination of Executive's employment on account of Executive's having become unable (as determined by the Board in good faith) to regularly perform his duties hereunder by reason of illness or incapacity for a period of more than six (6) consecutive months
     ("Termination for Disability");

     (iv) the Company's termination of Executive's employment for Cause ("Termination for Cause");

     (v) the Company's termination of Executive's employment other than a Termination for Disability or a Termination for Cause ("Termination without Cause"); or

     (vi) Executive's termination of Executive's employment for Good Reason, by means of advance written notice to the Company at least thirty (30) days prior to the effective date of such termination identifying such termination as a Termination by Executive for Good Reason ("Termination by Executive for Good Reason").

(c)   For purposes of this Agreement, "Cause" shall mean:

     (i) the commission by Executive of a felony or a crime involving moral turpitude;

     (ii)    the commission by Executive of a fraud;

     (iii) the commission by Executive of any act involving dishonesty or disloyalty with respect to the Company or any of its subsidiaries or affiliates;

     (iv) conduct by Executive tending to bring the Company or any of its subsidiaries or affiliates into substantial public disgrace or disrepute;

     (v) gross negligence or willful misconduct by Executive with respect to the Company or any of its subsidiaries or affiliates;

     (vi) repudiation of this Agreement by Executive or Executive's abandonment of his employment with the Company (it being expressly understood that a Termination by Executive for Good Reason shall not constitute such a repudiation or abandonment);

     (vii) breach by Executive of any of the agreements in paragraph 10 hereof; or

     (viii) any other breach by Executive of this Agreement which is material and which is not cured within thirty (30) days after written notice thereof to Executive from the Company.

(d)   For purposes of this Agreement, "Good Reason" shall mean:

     (i) a reduction by the Company in Executive's salary, other than pursuant to paragraph 4 hereof, to an amount less than "Executive's Reference Salary" (i.e., $550,000 or, upon reduction pursuant to paragraph 4 hereof, the reduced amount pursuant to such paragraph); or

     (ii) any breach by the Company of this Agreement which is material and which is not cured within thirty (30) days after written notice thereof to the Company from Executive.

6.   POST-EMPLOYMENT PERIOD PAYMENTS.

(a) If the Employment Period ends on September 26, 2004, or if the Employment Period ends early pursuant to paragraph 5 hereof for any reason, Executive shall cease to have any rights to salary, bonus (if any) or benefits other than: (i) any salary which has accrued but is unpaid, and any expenses which have been incurred but are unpaid, as of the end of the Employment Period, (ii) (but only to the extent provided in the SERP or any other benefit plan in which Executive has participated as an employee of the Company) any plan benefits which by their terms extend beyond termination of Executive's employment and (iii) any other amount(s) payable pursuant to the succeeding provisions of this paragraph 6 or the provisions of paragraph 7.

(b) If the Employment Period ends early pursuant to paragraph 5 hereof on account of Executive's death, the Company shall pay to Executive's estate (or such person or persons as Executive may designate in a written instrument signed by him and delivered to the Company prior to his death) either (i) amounts during the period of fifteen years from and after the end of the Employment Period equal to one-half of the monthly installments which would have been paid to Executive pursuant to paragraph 7 hereof had the Employment Period instead ended early pursuant to paragraph 5 hereof on account of Retirement or (ii) if so elected by the payee(s) by written notice to the Company within the period of sixty (60) days after the date of Executive's death, a lump sum amount equivalent to the discounted present value of such amounts, discounted at the publicly announced reference rate for commercial lending of Bank of America, N.A. in effect at the date of notice to the Company of such election, with said amount to be paid on a date no later than thirty (30) days following the date of notice to the Company of such election.

(c) If the Employment Period ends early pursuant to paragraph 5 hereof on account of Termination for Disability, the Company shall pay to Executive (or his personal representative) amounts during the period of fifteen years from and after the end of the Employment Period equal to the monthly installments which would have been paid to Executive pursuant to paragraph 7 hereof had the Employment Period instead ended early pursuant to paragraph 5 hereof on account of Retirement (in the event Executive is entitled during the payment period to any payments under any disability benefit plan or the like in which Executive has participated as an employee of the Company, less such payments); provided, however, that in the event of Executive's death during the payment period, the Company shall not be obligated to pay any subsequent such amounts, but the Company shall pay to Executive's estate (or such person or persons as Executive may designate in a written instrument signed by him and delivered to the Company prior to his death) either (i) amounts during the remainder of the payment period equal to one-half the amounts which would have been paid to Executive but for his death or (ii) if so elected by the payee(s) by written notice to the Company within the period of sixty (60) days after the date of Executive's death, a lump sum amount equivalent to the discounted present value of such amounts, discounted at the publicly announced reference rate for commercial lending of Bank of America, N.A. in effect at the date of notice to the Company of such election, with said amount to be paid on a date no later than thirty (30) days following the date of notice to the Company of such election.

(d) If the Employment Period ends early pursuant to paragraph 5 hereof on account of Termination for Cause, the Company shall pay Executive an amount equal to that Executive would have received as salary (based on Executive's salary then in effect) had the Employment Period remained in effect until the later of the effective date of the Company's termination of Executive's employment or the date thirty days after the Company's notice to Executive of such termination.


(e) If the Employment Period ends early pursuant to paragraph 5 hereof on account of a Termination without Cause or a Termination by Executive for Good Reason, the Company shall pay to Executive amounts equal to the amounts Executive would have received as salary (based on Executive's salary then in effect or, if greater, Executive's Reference Salary) had the Employment Period remained in effect until September 26, 2004 and for consulting services had the Consulting Period (as defined in paragraph 7 hereof) thereafter continued until September 26, 2019, at the times such amounts would have been paid (in the event Executive is entitled during the payment period to any payments under any disability benefit plan or the like in which Executive has participated as an employee of the Company, less such payments); provided, however, that in the event of Executive's death during the payment period, the Company shall not be obligated to pay any subsequent such amounts, but the Company shall pay to Executive's estate (or such person or persons as Executive may designate in a written instrument signed by him and delivered to the Company prior to his death) either (i) amounts during the remainder of the payment period equal to one-half of the amounts which would have been paid to Executive but for his death or (ii) if so elected by the payee(s) by written notice to the Company within the period of sixty (60) days after the date of Executive's death, a lump sum amount equivalent to the discounted present value of such reduced amounts, discounted at the publicly announced reference rate for commercial lending of Bank of America, N.A. in effect at the date of notice to the Company of such election, with said amount to be paid on a date no later than thirty (30) days following the date of notice to the Company of such election. It is expressly understood that the Company's payment obligations under this (e) shall cease in the event Executive breaches any of his agreements in paragraph 8, 10 or 11 hereof.


7. AVAILABILITY FOR CONSULTING. If the Employment Period ends pursuant to paragraph 5 hereof on September 26, 2004, or if the Employment Period ends early pursuant to paragraph 5 hereof on account of Retirement, during the period of fifteen years from and after the end of the Employment Period, or, if shorter, during the period from the end of the Employment Period until the date of termination of the Consulting Period pursuant to the final paragraph of this paragraph 7 (the "Consulting Period"), Executive shall make himself available to the Company as a consultant at such times as the Company requests upon reasonable advance notice to Executive. In return, (i) Executive shall be paid, in monthly installments, at a rate per annum equal initially to $100,000 but which shall increase on September 26, 2005 and on each subsequent September 26th by the percentage of the amount in effect on the immediately preceding day equal to the Social Security Administration automatic cost-of-living adjustment (COLA) that became effective on the immediately preceding January 1st, and (ii) the Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing consulting services at the Company's request which are consistent with the Company's policies in effect from time to time with respect to travel and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses. Any request for the performance of consulting services shall be ineffective unless it is received by Executive at least two weeks in advance of the date such services are to be performed, and shall also be ineffective to the extent the performance of such services would be impractical for Executive in view of Executive's health or travel or vacation plans or any employment, consulting or family-related commitments which Executive may have at the time. At the time of Executive's receipt of a Company request, Executive shall advise the Company of any relevant such impracticality and the basis therefor. To the extent deemed practical by the Company, Executive shall provide his consulting advice by telephone. In any event, Executive shall not be required to travel in connection with the performance of his consulting services, except to the Group's offices. It is expressly understood that Executive shall not be required to spend more than 20 hours in the performance of his consulting services during any particular month.

The Company may terminate the Consulting Period early for Cause, in which event the Company's obligations under the foregoing provisions of this paragraph 7 shall cease.

8. INVENTIONS AND OTHER INTELLECTUAL PROPERTY. Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, trademarks, slogans, product or other designs, advertising or marketing programs, and all similar or related information which relate to the Company's or any of its subsidiaries' or affiliates' actual or anticipated business, research and development or existing or future products or services and which are (or were prior to the date of this Agreement) conceived, developed or made by Executive, whether alone or jointly with others, while employed by the Company or any such subsidiary or affiliate or any predecessor thereof ("Work Product") belong to the Company or such subsidiary or affiliate. Executive will promptly disclose such Work Product to the President of the Company and perform all actions reasonably requested by the President of the Company (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

9. LIMITATION. Paragraph 8 of this Agreement regarding the ownership of inventions and other intellectual property does not apply to the extent application thereof is prohibited by any law the benefits of which cannot be waived by Executive. Executive hereby waives the benefits of any such law to the maximum extent permitted by law.

10. CONFIDENTIAL INFORMATION. Executive acknowledges that the information, observations and data obtained by him while employed by the Company pursuant to this Agreement or during the Consulting Period, as well as those obtained by him while employed by the Company or any of its subsidiaries or affiliates or any predecessor thereof prior to the date of this Agreement, concerning the business or affairs of the Company or any of its subsidiaries or affiliates or any predecessor thereof (unless and except to the extent the foregoing become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act, "Confidential Information") are the property of the Company or such subsidiary or affiliate. Therefore, Executive agrees that he shall not disclose any Confidential Information without the prior written consent of the President of the Company unless and except to the extent that such disclosure is (i) made in the ordinary course of Executive's performance of his duties under this Agreement or (ii) required by any subpoena or other legal process (in which event Executive will give the Company prompt notice of such subpoena or other legal process in order to permit the Company to seek appropriate protective orders), and that he shall not use any Confidential Information for his own account without the prior written consent of the President of the Company. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, the Work Product or the business of the Company or any of its subsidiaries or affiliates which he may then possess or have under his control.

11.   NON-COMPETE, NON-SOLICITATION.

(a) Executive acknowledges that in the course of his employment with the Company pursuant to this Agreement and any consulting services for the Company pursuant to this Agreement he will become familiar, and during the course of his employment by the Company or any of its subsidiaries or affiliates or any predecessor thereof prior to the date of this Agreement he has become familiar, with trade secrets and customer lists of and other confidential information concerning the Company and its subsidiaries and affiliates and predecessors thereof and that his services have been and will be of special, unique and extraordinary value to the Company.

(b) Executive agrees that during the Employment Period and the Consulting Period and, if Executive has performed any consulting services during the final year of the Consulting Period, for one year after the performance of such services, he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or in any other corporation or enterprise or otherwise, engage or be engaged in, or assist any other person, firm, corporation or enterprise in engaging or being engaged in, the security, alarm or monitoring products business or any other business then actively being conducted by the Group, in any geographic area in which the Group is then conducting such business (whether through manufacturing or production, calling on customers or prospective customers, or otherwise). Notwithstanding the foregoing, subsequent to the Employment Period Executive may engage or be engaged in, or assist any other person, firm, corporation or enterprise in engaging or being engaged in, any business activity which is not competitive with a business activity being conducted by the Group at the time subsequent to the Employment Period Executive first engages or assists in such business activity (a "Non-competitive Business Activity").

(c) Executive further agrees that during the Employment Period and the Consulting Period and, if Executive has performed any consulting services during the final year of the Consulting Period, for one year after the performance of such services, he shall not in any manner, directly or indirectly, (i) induce or attempt to induce any employee of the Company or of any of its subsidiaries or affiliates to quit or abandon his employ, or any customer of the Company or of any of its subsidiaries or affiliates to quit or abandon its relationship, for any purpose whatsoever, or (ii) in connection with any business to which the first sentence of (b) above applies, except where such activity constitutes a Non-competitive Business Activity, call on, service, solicit or otherwise do business with any then current or prospective customer of the Company or of any of its subsidiaries or affiliates.

(d) Nothing in this paragraph 11 shall prohibit Executive from being: (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(e) If, at the time of enforcement of this paragraph, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

12. ENFORCEMENT. Because Executive's services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that the Company would be damaged irreparably in the event any of the provisions of paragraph 8, 10 or 11 hereof were not performed in accordance with their specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such non-performance or breach. Therefore, the Company or its successors or assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

13. EXECUTIVE REPRESENTATIONS. Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

14. SURVIVAL. Paragraphs 8, 10 and 11 hereof shall survive and continue in full force in accordance with their terms notwithstand-ing the end of the Employment Period or the end of the Consulting
Period, in each case regardless of the cause.

15. NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

     Notices to Executive:

     Mr. Leo A. Guthart
     96 Willets Road
     Old Westbury, NY  11568

     Notices to the Company:

     Mr. King Harris
     President
     Pittway Corporation
     200 South Wacker Drive, Suite 700
     Chicago, IL  60606-5802

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or mailed.

16. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.


17. CHANGE OF CONTROL. In the event that there is a Change of Control of the Company: (i) the Company shall establish a grantor trust (within the meaning of Sections 671, et. seq., of the Internal Revenue Code of 1986, as amended) designed, taking into account the investment of the corpus thereof, to fund the Company's payment obligations to Executive thereafter as and when due, and shall fund the corpus of such grantor trust in accordance with such design (which grantor trust the Company shall establish and fund prior to the Change of Control of the Company in the event it has sufficient advance notice thereof to do so; and otherwise which the Company shall establish and fund promptly following its becoming aware of the Change of Control of the Company); and (ii) if, after the Change of Control of the Company, the Company wrongfully withholds from Executive any amount payable to Executive pursuant to this Agreement or the SERP and Executive obtains a final judgment against the Company for such amount, the Company shall reimburse Executive for any costs and expenses (including without limitation attorneys' fees) reasonably incurred by Executive in obtaining such judgment and shall pay Executive interest on the amount of each such cost or expense from the date of payment thereof by Executive to the date of reimbursement by the Company at a floating rate per annum equal to the publicly announced reference rate for commercial lending of Bank of America, N.A. in effect from time to time. For purposes of the foregoing, a "Change of Control of the Company" will be deemed to have occurred if but only if, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, a person or group other than one or more members of the Harris Group (as currently defined in the Company's Restated Certificate of Incorporation, as amended) becomes the beneficial owner of stock of the Company possessing a majority of the voting power under ordinary circumstances with respect to the election of directors.

18. COMPLETE AGREEMENT. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, including without limitation the Existing Employment Agreement.

19. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

20. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any of his or its rights or delegate any of his or its obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to: (i) any subsidiary or affiliate of the Company in the event all or any substantial part of the business to which Executive's duties under this Agreement relate are transferred thereto and (ii) any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company's assets; in each case provided such transferee or successor assumes the liabilities of the Company hereunder.

21. CHOICE OF LAW. This Agreement shall be governed by the internal law, and not the laws of conflicts, of the State of New
York.

22. AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                  PITTWAY CORPORATION

                                  By KING HARRIS

                                  Its President





                                  LEO A. GUTHART